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                                                                    EXHIBIT 99.2

                          BLUE RIVER BANCSHARES, INC.

Dear Shareholders:

     We are sending you this letter as a holder of our common stock in connection with our offering of subscription rights to acquire our common stock (the "Rights Offering") as described in the enclosed Prospectus. We have described the subscription rights and the Rights Offering in the enclosed Prospectus and evidenced the subscription rights by a Shareholder Rights Agreement registered in your name. Enclosed are copies of the following documents:

          1. The Prospectus;

          2. The Shareholder Rights Agreement;

          3. The "Instructions for Use of Blue River Bancshares, Inc. Shareholders Rights Agreements" (including Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9); and

          4. A return envelope addressed to the subscription agent.

     To participate in the Rights Offering, we suggest that you act promptly.

     Neither the Company nor its board of directors is making any recommendation as to whether or not you should exercise your subscription rights. You should make your decision based on your own assessment of your best interests after reading the Prospectus.

     If you have any questions about the Rights Offering, please contact Lawrence T. Toombs, President, at (317) 398-9721.

                                          Very truly yours,

                                          Lawrence T. Toombs
                                          President